UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 14, 2008
ULTRATECH, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22248 (Commission File Number)	94-3169580 (IRS Employer Identification No.)
3050 Zanker Road
San Jose, California 95134
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: (408) 321-8835
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On October 14, 2008, the Board of Directors approved various amendments to the bylaws of Ultratech, Inc. (the “Company”) and adopted amended and restated the bylaws incorporating such amendments (the “Amended Bylaws”). The amendments to the bylaws were primarily undertaken to update the bylaws to reflect changes in the General Corporation Law of the State of Delaware, as interpreted by Delaware courts, and developing practices such as the lending of shares. Among other changes, the Board of Directors approved amendments to the Company’s advance notice bylaw. Certain of the amendments relate to the use of electronic transmission instead of written materials and/or notices. The following is a summary of the amendments to the bylaws. This summary does not purport to be complete as to all of the changes or, with respect to any given change, as to all aspects of such change. The amendments made to the bylaws are briefly summarized here. The summary of the amendments made to the bylaws is not intended to be complete and is qualified in its entirety by reference to the full text of the Amended Bylaws, which is filed as Exhibit 3.1 to this Current Report on Form 8-K.
     Section 2.3 of Article II has been revised to delete provisions relating to mechanics of calling special meetings of stockholders by a person other than the Board of Directors or the chief executive officer of the Company. These provisions were inoperative due to the inability of other such persons to call special meetings of stockholders.
     Section 2.5 of Article II has been amended to provide additional detail as to the procedures required for shareholders to bring business or a nomination for election to the Board before a stockholders meeting, including that advance notice of nominations of persons for election to the Board of Directors or other business to be transacted at an annual meeting of stockholders must be provided not earlier than 120 days and not later than 90 days prior to the first anniversary of the previous year’s annual meeting. In addition, the section as amended requires certain additional information as to the nomination or other proposal. This section as amended also requires certain additional ownership information of the stockholder or beneficial owner, if any, on whose behalf a nomination or proposal is being made, including information related to hedging or short transactions or the lending or borrowing of shares.
     Section 2.6 of Article II has been amended to provide for notice of stockholder meetings either personally or by mail or, to the extent permitted by applicable law, by electronic transmission. This section, as amended, has also been amended to expressly allow “householding” or transmission of a single written notice to stockholders who share an address if consented to by such stockholders.
     Section 2.9 of Article II has been amended to expressly provide that at all meetings for the election of directors at which a quorum is present, a plurality of votes is sufficient to elect. All other elections and questions at all meetings at which a quorum is present will be decided by the affirmative vote of the holders of a majority in voting power of the shares entitled to vote, unless otherwise provided by law, the certificate of incorporation, the Bylaws or stock exchange rules or regulations. This amendment does not change the substantive voting requirements already in effect.
     Section 2.11 of Article II has been amended so as to delete certain provisions that would apply if stockholders were permitted to act by written consent. Because stockholders cannot act by written consent, these provisions were inoperative.
     Section 2.15 of Article II has been amended to provide additional detail related to the rights and authority of the chairman of any stockholder meeting to convene and adjourn the meeting, to determine the order of business and the procedures at the meeting, to prescribe rules, regulations and procedures and to do all such acts as appropriate for the proper conduct of the meeting.
     Section 3.15 of Article III has been amended to reflect the prohibition on loans to officers by the Company implemented by the Sarbanes-Oxley Act of 2002.

     Section 4.1 of Article IV has been amended to elect that the Company be governed by Section 141(c)(2) of the General Corporation Law of Delaware with respect to the authority, rights, powers and organization of Board committees.
     Article VI has been amended to provide additional provisions relating to the indemnification of directors, officers and others by the Company, including provisions on the advancement of expenses and non-exclusivity of rights.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Ultratech, Inc., dated October 14, 2008

SIGNATURES
Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

	By:	/s/ Bruce R. Wright
Bruce R. Wright
Date: October 20, 2008		Chief Financial Officer Secretary and Treasurer

Exhibit Index

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Ultratech, Inc., dated October 14, 2008